EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference into this Registration Statement on Form S-3 of our report dated February 14, 2007 with respect to the consolidated financial statements of Inland Retail Real Estate Trust, Inc. as of December 31, 2006 and 2005, and the consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, incorporated by reference herein, which report appears in the Form 8-K of Developers Diversified Realty dated February 27, 2007, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Chicago, Illinois
May 8, 2007